T00381311

CERTIFICATE OF AMENDMENT
TO
DECLARATION OF TRUST
OF THE MEEDER FUNDS®

The Meeder Funds (the "Funds"), organized and existing as a Massachusetts Business Trust does hereby amend the Declaration as follows:

APPENDIX I

1. The Funds shall be designated as follows:

Meeder Funds®

Money Market Fund
Total Return Bond Fund
Balanced Fund
Muirfield Fund®
Spectrum Fund
Dynamic Growth Fund
Strategic Growth Fund
Aggressive Growth Fund
Quantex Fund™
Utilities and Infrastructure Fund
Dividend Opportunities Fund

1248018

Check # 49334

MGL CHAPTER 182

William Francis Galvin

Amad

WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

Merge Y N

R/A Y____N

Cons. Y N

Pr.Off ________

Tru ________

2015 JUL 10 AM 10: 46

CORPORATIONS DIVISION